Exhibit 99.(a)(1)(E)

               NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

      If you previously elected to accept PDI, Inc.'s ("PDI") offer to exchange certain options held by its employees, and you would like to change your election and reject the Offer, you must sign this Notice and send it to PDI via facsimile at (201) 258-8410 before 5:00 p.m., Eastern Standard Time, on April 30, 2003 unless the Offer is extended. If you have questions regarding the process for returning this Notice, please send an email to exchangeplanadmin@pdi-inc.com.

To PDI:

      I previously received a copy of the Offer to Exchange (dated March 31, 2003), including all of its attachments, the cover letter and an Election Form. I signed and returned the Election Form(s), in which I elected to accept PDI's offer to exchange one or more of my Eligible Options. I now wish to change that election and reject PDI's offer to exchange one or more of my Eligible Options, which are indicated below. I understand that by signing this Notice and delivering it pursuant to the instructions above, I will be able to withdraw my election to participate in the Offer, and reject the Offer instead.

      I understand that in order to reject the Offer, I must sign and deliver this Notice to PDI via facsimile at (201) 258-8410 before 5:00 p.m., Eastern Standard Time, on April 30, 2003 or if PDI extends the deadline to exchange Eligible Options, before the extended expiration of the Offer.

      By rejecting the Offer, I understand that I will not receive any consideration for my Eligible Options, and I will keep my Eligible Options. These options will continue to be governed by the stock option plan under which they were granted and the existing option agreements between PDI and me.

      I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.


Optionee Signature __________________________         Date _____________________

Name (Please print) _________________________

Email Address _________________________


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